UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 11, 2008

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On February 11, 2008, Ferro Corporation (the Company) issued a press release announcing that earnings per share for the 2007 fourth quarter are now expected to be approximately 3 cents below the low end of analysts’ current earnings estimates. As reported by Thomson First Call, analysts expect earnings between 15 and 23 cents per share, excluding special charges. The Company’s lower earnings expectations are primarily a result of a manufacturing interruption in December at its Bridgeport, New Jersey, organic chemical manufacturing plant and increased raw material costs across the Company’s businesses. The Company expects net sales for the fourth quarter to be approximately $570 million, exceeding its previous estimates, primarily due to surcharges and other product pricing actions and favorable changes in foreign exchange rates.

Manufacturing operations were interrupted at the Bridgeport site in mid-December when an excess quantity of product was accidentally discharged into the plant’s on-site wastewater treatment facility. As a result, the Company incurred costs from scrapped product and additional wastewater treatment resulting in pre-tax charges of approximately $2 million in the 2007 fourth quarter, or approximately 3 cents per diluted share.

Also during the fourth quarter, Ferro continued to experience rising raw material costs, including sharply rising costs for cobalt and chrome oxide used in the Company’s Inorganic Specialties business. Since September, market prices for cobalt have increased over 50 percent and chrome oxide has increased over 35 percent. Through changes in product pricing the Company was largely able to cover the actual raw material cost increases, however the Company was unable to increase prices sufficiently to maintain gross margins. In addition, the higher product prices resulting from increasing raw materials costs has caused some customers to reduce purchases or choose other lower cost materials.

Ferro will provide details of the 2007 fourth quarter and full year financial results in a press release and conference call on Friday, February 29. Detailed instructions for accessing the conference call will be announced shortly.

A copy of the press release is attached, hereto, as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure.

In the February 11, 2007, press release Ferro also announced a likely charge for goodwill impairment.

Ferro annually assesses existing goodwill for impairment, as required by Statement of Financial Accounting Standards (SFAS) No. 142. The assessment consists of two tests. In the first step, Ferro tests goodwill for impairment by comparing the fair value of the businesses associated with the goodwill against the book value. If the net book value of a business exceeds its fair value, the Company must perform a second step to measure potential impairment.

Ferro has completed the first step of its annual goodwill assessment which indicated that the book value of the polymer additives and pharmaceutical businesses exceeds their fair values. Consequently, Ferro is now performing step two of the goodwill impairment assessment.

The anticipated impairment in the polymer additives business is triggered by the cumulative negative effect on earnings of a cyclical downturn in certain of the business’ primary U.S.-based end markets, including housing and automobiles; anticipated additional product costs due to recent hazardous material legislation and regulations, such as the newly enacted European Union "REACH" registration system that requires chemical suppliers to perform toxicity studies of the components of their products and to register certain information; and higher forecasted capital expenditures related to the business. The anticipated impairment of goodwill in Ferro’s pharmaceutical business is primarily the result of a longer time to transition the business from a supplier of food supplements and additives to a supplier of high-value pharmaceutical products and services.

While Ferro has not concluded its accounting analysis, the Company now anticipates that it is likely that a material, pre-tax, non-cash impairment charge will be recorded that may represent a substantial portion, and potentially all, of the approximately $114 million of goodwill recorded on its balance sheet for the polymer additives and pharmaceutical businesses. The Company had goodwill of $74 million associated with the polymer additives business and $40 million associated with the pharmaceutical business recorded as of December 31, 2006. As required, the Company will also be assessing the value of other long-term assets in these businesses.

All impairment charges deemed necessary as a result of the current evaluations will be included in Ferro’s fourth quarter 2007 financial results. The charge will not impact Ferro’s cash balance or future cash flows, or result in a violation of any covenant of any of Ferro’s debt instruments. Additionally, the charge will not affect the payment of the 14.5 cents per share dividend on Ferro’s common stock that was previously approved by the Company’s board of directors. The dividend is payable on March 10 for shareholders of record on February 15.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1: Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

February 11, 2008	By:	Sallie B. Bailey

Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release